SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934

(Amendment No. 1)

CKE Restaurants, Inc.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

12561E105
(CUSIP Number)

January 7, 2008
(Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for reporting person’s initial filings on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

SCHEDULE 13G
CUSIP No. 12561E105		Page 2 of 9 Pages

1		NAME OF REPORTING PERSON Jason Ader I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12		TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
CUSIP No. 12561E105		Page 3 of 9 Pages

1		NAME OF REPORTING PERSON Hayground Cove Asset Management LLC I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) N/A
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12		TYPE OF REPORTING PERSON* HC

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
CUSIP No. 12561E105		Page 4 of 9 Pages

1		NAME OF REPORTING PERSON Hayground Cove Fund Management LLC I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) EIN: 81-0587515
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12		TYPE OF REPORTING PERSON* HC

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
CUSIP No. 12561E105		Page 5 of 9 Pages

1		NAME OF REPORTING PERSON Hayground Cove Associates L.P. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) EIN: 81-0587520
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12		TYPE OF REPORTING PERSON* HC

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Page 6 of 9 Pages

Item 1(a).	Name of Issuer:

This statement on Schedule 13G (this “Statement”) relates to securities issued by CKE Restaurants, Inc. (the “Issuer”).

Item1(b).	Address of Issuer’s Principal Executive Offices:

The principal executive office of the Issuer is 6307 Carpinteria Avenue, Suite A, Carpinteria, California 93013.

Item2(a).	Name of Person Filing:

This Statement is being filed by (i) Jason Ader, an individual; (ii) Hayground Cove Asset Management LLC, a Delaware limited liability company (“HCAM”); (iii) Hayground Cove Fund Management LLC, a Delaware limited liability company (“HCFM”); and (iv) Hayground Cove Associates L.P., a Delaware limited partnership (“HCA” and, together with Mr. Ader, HCAM and HCFM, the “Reporting Persons”).

Item2(b).	Address of Principal Business Office:

The principal business address and principal office address of each of the Reporting Persons is 1370 6th Avenue, New York, New York 10019.

Item2(c).	Citizenship:

Mr. Ader is a United States citizen.

Item2(d).	Title of Class of Securities:

This Statement relates to common stock, $0.01 par value per share of the Issuer (the “Common Stock”).

Item2(e).	CUSIP Number:

The CUSIP number relating to the Common Stock is  12561E105.

Item3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Page 7 of 9 Pages
Item 4.	Ownership:

(a)	Amount Beneficially Owned:

As of January 7, 2008, each of the Reporting Persons beneficially owned 0 shares of Common Stock.

(b)	Percent of Class:

As of January 7, 2008, each of the Reporting Persons beneficially owned 0% of the issued and outstanding shares of Common Stock.

(c)	Number of shares as to which the Reporting Person has:

As of January 7, 2008, each of the Reporting Persons had the power to vote and to dispose of shares of Common Stock as follows:

(i )	Sole power to vote or to direct the vote: -0-
(ii)	Shared power to vote or to direct the vote: -0-
(iii)	Sole power to dispose or to direct the disposition of: -0-
(iv)	Shared power to dispose or to direct the disposition of: -0-

Page 8 of 9 Page
Item 5.	Ownership of Five Percent or Less of a Class:

As of the date of this Statement, each of the Reporting Persons has ceased to be the benefifcial owner of more  than five percent of the class of Common Stock.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

Not applicable.

Item 8.	Identification and Classification of Members of the Group:

See the Joint Filing Agreement among the Reporting Persons attached hereto as Exhibit A.

Item 9.	Notice of Dissolution of Group:

Not applicable.

Item 10.	Certifications:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and or held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and or held in connection with or as a participant in any transaction having that purpose or effect.

Page 9 of 9 Pages

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated: January 14, 2008
By:	/s/ Jason Ader
Jason Ader

HAYGROUND COVE ASSET MANAGEMENT LLC

By:	/s/ Jason Ader
Jason Ader
Sole Member

HAYGROUND COVE FUND MANAGEMENT LLC

By:	Hayground Cove Asset Management LLC, its Managing Member

	By:	/s/ Jason Ader
Jason Ader
Sole Member

HAYGROUND COVE ASSOCIATES L.P.

By:	Hayground Cove Fund Management LLC,
its General Partner

	By:	Hayground Cove Asset Management LLC, its Managing Member

		By:	/s/ Jason Ader
Jason Ader
Sole Member

EXHIBIT A
FILING AGREEMENT
BETWEEN JASON ADER,
HAYGROUND COVE ASSET MANAGEMENT LLC AND
HAYGROUND COVE FUND MANAGEMENT LLC

The undersigned hereby agree that the Schedule 13G with respect to the Common Stock, $0.01 par value, of CKE Restaurants, Inc., dated as of even date herewith is and shall be filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: January 14, 2008

By:	/s/ Jason Ader
Jason Ader

HAYGROUND COVE ASSET MANAGEMENT LLC

By:	/s/ Jason Ader
Jason Ader
Sole Member

HAYGROUND COVE FUND MANAGEMENT LLC

By:	Hayground Cove Asset Management LLC, its Managing Member

	By:	/s/ Jason Ader
Jason Ader
Sole Member

HAYGROUND COVE ASSOCIATES L.P.

By:	Hayground Cove Fund Management LLC,
its General Partner

	By:	Hayground Cove Asset Management LLC, its Managing Member

		By:	/s/ Jason Ader
Jason Ader
Sole Member